Exhibit 99.1

Call Participants

EXECUTIVES

Anthony V. Cosentino

Executive VP & CFO

Carol M. Robbins

Senior VP & Controller

Mark A. Klein

Chairman, President & CEO

Steven A. Walz

Executive VP & Chief Lending Officer

ANALYSTS

Brian Joseph Martin

Janney Montgomery Scott LLC,
Research Division

Presentation

Operator

Good morning, and welcome to the SB Financial First Quarter 2025 Conference Call and Webcast. I would like to inform you that this conference call is being recorded. [Operator Instructions]

I will now turn the conference over to Carol Robbins with SB Financial. Please go ahead.

Carol M. Robbins
Senior VP & Controller

Thank you. Good morning, everyone.

I’d like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our website at ir.yourstatebank.com. Joining me today are Mark Klein, Chairman, President and CEO; Tony Cosentino, Chief Financial Officer; and Steve Walz, Chief Lending Officer.

Today’s presentation may contain forward-looking information. Cautionary statements about this information as well as reconciliations of non-GAAP financial measures are included in today’s earnings release materials as well as our SEC filings. These materials are available on our website, and we encourage participants to refer to them for a complete discussion of risk factors and forward-looking statements. These statements speak only as of the date made, and SB Financial undertakes no obligation to update them.

I’ll now turn the call over to Mr. Klein.

Mark A. Klein
Chairman, President & CEO

Thank you, Carol, and good morning, everyone. Welcome to our first quarter 2025 conference call and webcast.

We started the year with a continued focus on growth amid an economic environment with a fair amount of uncertainty. Despite current conditions, we executed on the growth plan, closed on the Marblehead acquisition while delivering solid results, underscoring the strength of our diversified revenue business model and solid efforts by our team.

I’d like to begin by giving a few highlights and key achievements for our company this first quarter. Net income was $2.7 million with diluted earnings per share of $0.42, up $0.09 or approximately 27% compared to the prior-year quarter. When considering the $726,000 in acquisition-related costs for Marblehead and servicing rights recapture, EPS was $0.33 on a GAAP basis. Tangible book value per share ended the quarter at $15.79, up from $14.93 last year or a 5.8% increase. Net interest income totaled $11.3 million, an increase of approximately 23% from $9.2 million in the first quarter of 2024. From the linked quarter, margin revenue accelerated at a healthy 14% annualized pace.

Loan growth for the quarter was right at $97 million, up 9.8% from the prior year, and this marks the fourth consecutive quarter of sequential loan growth. Deposits grew over 10%, including Marblehead deposits of $56 million, excluding Marblehead, 5.4%. This growth demonstrates the strategic benefits of the acquisition as well as our relationship-driven approach to attract and retain clients in a fairly highly competitive rate environment. Mortgage originations for the quarter were $40 million, down from the prior year and the linked quarters.

However, the pipeline is currently sitting at approximately $50 million, and we look for a more vigorous summer volume than in past years, particularly with our new expansion team of producers in the new Cincinnati market. Operating expenses increased approximately 3.5% from the linked quarter. And finally, charge-off levels returned to more historical levels in the quarter at approximately 3 basis points, and our remaining asset quality metrics were consistent with linked quarter.

Our strategic path forward, as we’ve reported on in a number of quarters, remains our 5 key initiatives: growing and diversifying revenue, a broader footprint for more scale, more households and more services in those households for more scope, operational excellence and, of course, always asset quality. First, revenue diversity. Our mortgage group had a fairly slow start to the year, as I mentioned, closing this $40 million in volume. We were encouraged that we did see a bit of refinance volume, and that current pipeline is now well in excess of that $40 million first quarter number.

We remain committed to the residential real estate business line as it continues to provide us with a stronger foothold in the esteemed Columbus metropolitan market. In fact, we now service nearly 1/2 of our 9,000 total mortgage households out of the Central Ohio market. Over the past several years, we’ve reduced operating costs in this residential arena to better match resources with revenue. Also, we continue to assess departmental efficiency, and we intend to delay adding more support staff until volume puts us closer to at least the $400 million production mark or approximately 80% of our processing capacity today.

Noninterest income was up 3.9% from the prior-year quarter at $4.1 million, but down slightly from the linked quarter. The increase from the first quarter of 2024 was driven by increased gains on the sale of mortgage loans and significant commercial loan swap revenue. The title business had a very strong quarter, exceeding the prior year revenue by nearly 50%. We continue to expand Peak’s title revenue business beyond traditional mortgage title policies. In fact, this quarter, we had several large commercial title policy referrals from the State Bank commercial team that helped drive their contribution percentage of Peak’s total revenue this quarter to 31%. The goal here is not only expand State Bank’s contribution level to Peak, but also expand their third-party global revenue base.

On scale, a key highlight for the first quarter was the completion of the acquisition of Marblehead Bancorp on January 17. As we’ve discussed in our annual meeting, this all-cash acquisition benefits both entities as it expands our presence in Ottawa County, Ohio and strengthens our market position in a higher growth area, while Marblehead will benefit from a more diverse pile of tailored financial solutions, allowing them to deepen their long-standing relationships with their current client base. As we discussed in our annual meeting, this acquisition brought in an additional $56 million in low-cost deposits as well as a $19 million loan book. This expansion reflects our commitment to both serving and growing our client base and prospects to drive long-term shareholder value.

Again, as I noted earlier, deposits were up from the linked quarter and year-over-year. For the linked quarter, we saw balances rise by over $119 million and for the prior year quarter, $159 million. Significant contributions were made and were accelerated by higher tax revenue from our public fund entities as well as more traditional seasonal growth. As I mentioned, we added $56 million from Marblehead, and adjusting for the acquisition, deposit growth would have been $103 million from the prior year and $63 million to the linked quarter. The Marblehead staff and the current client base have been extremely loyal, and we’re excited to bring a full slate of products to their clients and that community.

When we break down our deposit base to get to the core State Bank retail presence, it is clear that we’ve made some meaningful progress in growing our deposit relationships in the company thus far in 2025. Specifically, when we exclude public funds, those homebuyer plus funds and the Marblehead book, the core deposit base has grown just under 5% this year for an annualized growth rate of 15%. As I mentioned, overall loan growth for the quarter was strong with additional support from the Marblehead acquisition. Our loan portfolio grew $97 million or 9.8% from the first quarter of 2024 and $42 million or 4% from the linked quarter. Adjusted for that Marblehead growth of $19 million, loan growth would have been $78 million, up 7.9% and up 23% or 2.2% from the linked quarter, $23 million or 2.2% from the linked quarter.

The Columbus lending team continues to provide the bulk of our loan growth, and we fully expect a strong full year performance from our team of now 4 seasoned commercial lenders in that market. Closing from the second half of 2024 have yet to be fully funded and once complete, will add nearly 1/3 of our overall budgeted growth for all of 2025. Although pricing has become certainly more competitive, we’ve seen neither a pullback in this growth market nor any of our other significant growth markets for our company.

In terms of deepening existing relationships, more scope, as we have commented on in prior webcast, we understand that despite our size, our digital presence must keep us relevant to the offerings of the larger regional banks in our markets. In that vein, we recently identified a new position in our technology sector by naming a Digital Banking Officer to drive our digital innovation to identify new clients, expand cybersecurity practices and forge a more intentional path forward. Our overarching goal is to ensure we customize our client care initiatives while accelerating the growth of each of our unique client segments, 24/7.

In addition, we have recently recommitted to our current core provider, Fiserv. As part of that contract negotiation, we will be heightening our data security measures, working to reduce client rub and delivering a more intentional pallet of banking services to include a broader offering of credit cards while enhancing the clients’ online banking experience to name a few.

On operational excellence, commercial real estate loans grew $80 million, C&I balances $7 million and consumer balances another $7 million. The efforts of our regional production teams in these areas helped to offset softness within the mortgage market. Despite the lower mortgage originations, total loan production for all categories in our company in the quarter was $107 million, which was up nearly 40% from the prior-year quarter.

Finally, asset quality. Charge-offs fell to just 3 basis points from a fairly level number in the fourth quarter. Nonperforming assets totaled $6.1 million, representing 41 basis points of total assets, an increase of $600,000 compared to $5.5 million or 40 basis points of total assets reported in the linked quarter. We remain focused on maintaining strong asset quality as demonstrated by the continued improvement in our criticized and classified loans, which declined to $7.1 million from $8.7 million in the prior year, a reduction of $1.5 million or 18%. Our allowance for credit losses remained robust at 1.41% of total loans, not providing 254% coverage of nonperforming loans. Also by restructuring our asset quality department in the first quarter, we are now even better positioned in this arena to remain a high performer among our peer group.

Now I’d like to ask Tony Cosentino, our CFO, to give us a few more details, Tony, on our quarterly performance.

Anthony V. Cosentino
Executive VP & CFO

Thanks, Mark. Good morning, everyone.

Let me just outline some additional highlights and details of our first quarter results. Starting with the income statement on net interest income, that was $11.3 million in the quarter, up $2.1 million or 22.9% compared to the same quarter last year. This growth reflects higher loan balances and improved asset yields, while overall funding costs eased slightly as a result of the interest rate cuts that began in September of 2024. A moderation of funding costs, combined with loan growth was the primary driver for our margin improvement. For the quarter, the cost of interest-bearing liabilities was 2.32%, down 23 basis points from the prior year and from the linked quarter was down 4 basis points. Our deposit cost of funds has likewise improved to 1.74%, down 12 basis points from the prior year and down 4 basis points from the linked quarter.

Regarding noninterest income, although noninterest income rose from the prior year and the linked quarters, the percentage of our noninterest income to total revenue was below our historical average at 27% due to the expanded margin revenue. We did see the gain on sale of mortgage loans, OMSR, title insurance and other revenue contributing to the year-over-year improvement, illustrating the value of our diversified revenue stream.

Operating expenses increased compared to both the linked and prior-year quarters, totaling $12.4 million in the quarter, as Mark has indicated. This includes $726,000 in merger-related expenses as well as approximately $300,000 in ongoing operating expenses for Marblehead. Adjusting for these expenses would reduce the operating expense growth to 3.5% and 10.7% from the linked and prior-year quarter, respectively. The efficiency ratio for the quarter would be 76% and down from the prior year when excluding those acquisition costs.

Now let’s do a balance sheet review, starting with loans. Total loans ended the quarter at $1.09 billion, including the $19 million in loans from the Marblehead acquisition. Net interest margin improved in the first quarter to 3.4%, up 5 basis points from the linked quarter. For the remainder of 2025, we have approximately $90 million of loans that are contractually scheduled to reprice. On average, this scheduled repricing will drive loan yields higher by 140 basis points from their current level.

And when we review our current pipeline of commercial credits, we are encouraged as balances scheduled to close in the next 30 days are approximately $19 million, while the 60-day window reflects additions of approximately $18 million and at 90 days, $22 million. These additions will go a long way to expanding our NIM and net interest income while helping to deploy liquidity from Fed funds to higher-yielding loans. We continue to believe that rates generally will be lower for the remainder of the year, which will further drive our funding costs lower. We also anticipate that these lower -- that the lower forward curve will not impair anticipated loan repricing.

On deposits, deposits ended the quarter at $1.27 billion, the highest level in our company’s history. The Marblehead deposits are quite profitable, coming over with an average cost of 1.53%. With the acquisition, we saw a slight decrease in our loan-to-deposit ratio to nearly 86% from 89% a year ago. Given that growth, our overall cost of deposits decreased modestly to 1.77% from 1.87% in the year-ago quarter. With the added liquidity from the Marblehead acquisition, combined with the scheduled amortization of our bond portfolio, we are well positioned to fund the majority of our 2025 loan growth.

And additionally, when we break down that deposit base, we continue to see lower cost transactional deposits accelerate. In fact, this quarter, we saw demand deposits expand by $8 million or 3% for an annualized number of 12%. And likewise, deposits in our regular savings and money market grew by $27 million or 7% for the quarter and 28% annualized. We continue to witness growth in our deposit base in nearly every market.

As to capital management, during the quarter, we repurchased 26,500 shares at an average price of just under $21, roughly 130% of tangible book. In keeping with our internal capital models, we paused the buyback later in the quarter and intend to reinstate it when we see an opportunity to repurchase shares at a lower price to tangible book value. As Mark mentioned, our tangible book value per share was up 5.8% year-over-year, but from the linked quarter was down $0.21 as the merger impact offset our net income and the positive mark to our AOCI. Specifically, goodwill for the acquisition was $3.9 million with a deposit intangible of $1.7 million. This$5.6 million in dilution was right in line with our acquisition model and will be recaptured in line with our projections. When we combine the low-cost funding from the acquisition with our strong loan demand at market rates, the recapture of that dilution will accelerate.

Looking lastly at asset quality. Total delinquencies were lower from the linked quarter and now stand at just 54 basis points. Our total provision expense for the quarter of $387,000 was comprised of a number of factors, including $13,000 for unfunded commitments,$224,000 related to the day 1 and day 2 Marblehead transaction and $150,000 for growth-related provision. Likewise, the allowance reconciliation from year-end 2024 of $15.1 million to the current level of $15.4 million included the $150,000 of growth-related provision above, offset by $85,000 in net charge-offs. And in addition, the merger-related CECL impact was a net increase to the allowance of $224,000.

I will now turn the call back over to Mark.

Mark A. Klein
Chairman, President & CEO

Thank you, Tony.

As we certainly look in the rearview mirror at the first quarter, we are encouraged by our prospects for strong performance over the next 3 quarters. From an expedited integration of Marblehead Bank to a very successful annual meeting, it certainly was a solid start to the year. Even with the merger that impacted tangible book value, year-over-year tangible book value per share was still up by 5.8%. Recently, we announced a dividend this past week of $0.15 per share, equating to approximately 3.16% yield and 45% of our earnings. However, we do expect this payout ratio to normalize this year to something near our long-term average of approximately 30%.

In closing, we remain quite pleased with the potential to grow in our new region in an untapped market resulting from the addition of Marblehead. We intend to leverage our higher performance business model into organic balance sheet growth while maintaining our focus on operating efficiency and cost containment.

Now we’ll open it up to questions from our audience. Carol?

Carol M. Robbins
Senior VP & Controller

Dorwin, we’re ready for questions, please.

Question and Answer

Operator

[Operator Instructions] The first question comes from Brian Martin with Janney Montgomery.

Brian Joseph Martin
Janney Montgomery Scott LLC, Research Division

Maybe just -- Tony, maybe one for you, just to start on the loan growth in the quarter and just more forward-looking on your pipelines. It sounds like the pipelines are still pretty healthy here, both with the 90-day and 60 days in terms of fundings. Do you have any concerns on that with regard to the tariffs? Are you hearing any pushback from your clients that maybe they’re going -- looking to take a pause here just until some of the dust settles on the tariffs? Or are you pretty comfortable that the loan growth is going to materialize is kind of what you’re looking at the pipelines today?

Anthony V. Cosentino
Executive VP & CFO

Yes. So I’ll add a little bit of color and then Mark can kind of comment or Steve on the client side. So the $60 million in the 90-day pipeline, which is kind of about $20 million a month over the 30, 60, 90, we feel very confident on. Most of those have already closed and the clients are funding either their money has now been used in the project and now they’re coming to us for funding. So I feel very confident out kind of 90 days on that. We kind of meet on that pretty regularly, and that feels pretty good. And I don’t really have any concerns later out the curve. I still think we have pretty strong calling efforts and pipeline going forward.

So Mark can kind of comment.

Mark A. Klein
Chairman, President & CEO

Yes. Just real quickly, Brian. As we mentioned, Columbus continues to be the shining star in the operation. We try to keep a governor on that location because we can probably grow as fast as we want. But we’re starting to see some additional growth in the Lima market that we’ve got some coming from Toledo, and Steve can certainly speak to a little more of the details of that. But overall, generally, we’ve been encouraged with our level to compete and participate even at the 6.75% to 7% level, which probably is a pretty normal rate in our markets. Now we do like some SBA lending, which is marginally higher, and those have ramped up dramatically.

So Steve, any additional comments?

Steven A. Walz
Executive VP & Chief Lending Officer

No. Certainly, I don’t think, Brian, to this point, we have seen a lot of concern on the tariff front. There’s no doubt a lot of economic uncertainty from folks, but it hasn’t driven any pullback yet. Certainly, that’s a potential cloud for the second half of the year. But to this point, borrowers remain generally optimistic about the economy and their own situations.

Brian Joseph Martin
Janney Montgomery Scott LLC, Research Division

Got you. And just as far as your outlook for loan growth this year, kind of upper-single digits is kind of a reasonable take today given what you know?

Anthony V. Cosentino
Executive VP & CFO

Yes. I would -- we budgeted kind of 8% to 10%, inclusive of the Marblehead, their $20 million. I would say we’re still on board with that number. And I don’t think we’ve wavered off that as we sit here today.

Mark A. Klein
Chairman, President & CEO

And Brian, as you know, our long-term average is about $75 million to $100 million. And of course, COVID kind of backed off a little bit. But we like that $100 million to 10% number.

Brian Joseph Martin
Janney Montgomery Scott LLC, Research Division

Got you. Okay. That makes sense. And maybe just on the mortgage side, you mentioned maybe a little slower start seasonally, but certainly, some of the actions you took on the staffing just to get to your capacity. But how are you thinking about -- how does the pipeline look today? And just if you think about full year, what’s -- how should we kind of be thinking about the mortgage at the balance of the year?

Mark A. Klein
Chairman, President & CEO

Well, as you mentioned, we’re at that in the low 50s current pipeline and got good demand, and we have now 3 individuals in the Cincinnati market that now puts up to 28 producers. And so we’re still pretty bullish on what we can do, not only from a sold Freddie Fannie perspective, but from a portfolio as well, some marginally in that [ 1.1, 3.1, 5.1 ] arena kind of thing. But we’re still pretty optimistic that the 380 plus or minus that we have budgeted for 2025 is going to be certainly an attainable number. And as I mentioned, getting up to that 400, we certainly have excess capacity. So we can take on much more volume without adding fixed costs.

Brian Joseph Martin
Janney Montgomery Scott LLC, Research Division

Got you. And the gain on sale margins are holding up pretty well at this point. No real change on how you’re thinking about that?

Anthony V. Cosentino
Executive VP & CFO

No. I think that’s been in that kind of $220 million to $225 million range fairly consistently, and that seems to be holding up. Just to add a comment to Mark’s comment on volume. We did $33 million here in the month of April. I think we got a real shot at $100 million type quarter. Previously, I had been kind of maybe 75-ish kind of quarter. So I think if we get $100 million to $110 million here in these next 2 quarters, and if you kind of put the $40 million in the first quarter in the rearview mirror, we could be above $300 million to $350 million type range by the time we finish, which I think would be a pretty spectacular year given we did the $260 million type range in 2024.

Brian Joseph Martin
Janney Montgomery Scott LLC, Research Division

Okay. And that’s helpful. And then, Tony, just on the deposits were really strong this quarter. Just certainly, Marblehead helped, but just organically and all your comments about the trends you’re seeing there. I mean, do you expect some of the seasonality, if there was some this quarter to kind of back off? Or just given the liquidity that you have and the loan pipeline, just trying to think about how we think about deposits here the next couple of quarters given the liquidity and the loan pipelines you have.

Anthony V. Cosentino
Executive VP & CFO

Yes. It’s kind of one of those perfect storms as it were. I mean we do have a lot of liquidity, and we have had a lot of seasonality. We’ve been successful with the public entities that we’ve called on. Those are generally maybe a little bit higher on the curve in terms of where we’re paying, but we’re hopeful that, that long-term relationship is going to get us into their operating accounts. Some of those monies are going to kind of move out of here over the next 60 to 90 days. So I would anticipate that, call it the second quarter is probably going to be a negative deposit level number on that. I think our core deposit range is still going to be up 4% to 5% because I do think we still have some pretty good kind of business growth and retail growth. But we’ll see. We haven’t had to really compete very strongly to stay where we are. We’ve been able to move rates down and customers have stayed with us, and we’ll see.

Brian Joseph Martin
Janney Montgomery Scott LLC, Research Division

Got you. So the loan growth should be funded, I guess, think about that really primarily being funded by the liquidity in the short term here and kind of the pickup you’re getting on that, Tony, just as it relates to kind of your outlook on the margin, just if you can tie some of that together, just what is the -- the new rates on loans? And then is it fair to think that it’s going to come from the current liquidity, that’s where you’re going to fund it from at this point?

Anthony V. Cosentino
Executive VP & CFO

Yes. I kind of look at it 2 ways. I mean, call it, we’ve got $85 million to $90 million of liquidity at, call it, 4.5%. I do think we’re going to fund, let’s say, $30 million of that kind of goes away with natural kind of movement out of those public deposits. So we’re going to have $60 million of funding that pipeline, call it, adding 150 to 175 basis points on that $60 million. And then that’s not going to include the 140 basis points we’re going to reprice on the $90 million between now and the end of the year, which I don’t think has an alternative source of funding anywhere in the marketplace, given where they’re -- what they’re going to reprice at. They’re going to reprice at, call it, the high 6s. And I don’t think they’re going to be able to getting -- -- so it’s going to be kind of 2 ways. You’re going to fund $60 million at, call it, 200 basis points higher, and then we’re going to reprice $90 million at 140 basis points higher. And I do think funding costs as a general rule are going to continue to come down as those reprice.

Brian Joseph Martin
Janney Montgomery Scott LLC, Research Division

And directionally, the margin just up throughout the balance of the year, I guess, even -- and I guess I don’t know what your assumptions are in terms of rate cuts. But if we get a couple of cuts here in the back half of the year, along with what you just outlined, the margin is just trending higher throughout the year is how we should think about it.

Anthony V. Cosentino
Executive VP & CFO

Yes. And I can let Mark kind of add some detail. But we had assumed 2 cuts. That’s still our position as we sit here today. I know lots of indication are 4, but I think 2 is probably the appropriate assumption. We didn’t think we’d get to a 3.40% margin until probably fourth quarter this year. So I think the acceleration and speed of the repricing and the funding come down was a very positive surprise for us. I do think it moves up 4 to 5 basis points a quarter, and we’re probably at maybe a 3.55% to 3.60% on the best case scenario in Q4 of this year. So we’ll see.

Brian Joseph Martin
Janney Montgomery Scott LLC, Research Division

Got you. Okay. That’s helpful. And maybe just the last one for me was on the -- just in terms of credit quality and reserves, things seem to be pretty healthy today. It doesn’t sound like there’s much concern at least right now until, I guess, maybe get more details on the tariffs. But in terms of the reserve level now with Marblehead, I guess, is your expectation, all else equal, that you’re going to kind of try and hold the reserve where it’s at? Could you see that drift a bit lower given the credit quality? Or just how are we thinking about reserve levels today?

Mark A. Klein
Chairman, President & CEO

Well, as we’ve said before, Brian, Tony and I pulled different directions. I think $20 million is a good number. Tony says $15 million is an adequate number. But more for me is always better, but we’re pretty bullish on how we’ve done things, but it’s all economic dependent and tariff is going to have some impact on it. And liquidity of our clients still remains fairly strong and performance is good, and we’re pretty bullish on where we currently are at, unless Steve has some additional comments on it.

Anthony V. Cosentino
Executive VP & CFO

Yes. I’ll just say, Brian, before Steve add some comment on some specifics. I would say 141 reserve level, we had kind of previously indicated that kind of 140 is where we’re extremely comfortable. I think we could move down a couple of basis points from that and still feel very good. But I don’t see us going to a 120 reserve even with our level of loan growth. So I do think we’re going to be provisioning every quarter to keep pace with our anticipated loan growth.

Mark A. Klein
Chairman, President & CEO

But clearly, Tony, a bigger balance sheet and a little bit of liability sensitivity where deposits are going to cost less and loans are rolling up. As you might expect, Brian, we’re really bullish on not only the size of the balance sheet, but also the margin that we’re putting it on and how we’re going to increase by just holding course.

Steven A. Walz
Executive VP & Chief Lending Officer

And Tony might comment on some of the nonperforming that kind of spiked up there at the end of last year.

Mark A. Klein
Chairman, President & CEO

Yes, Brian, I would describe our asset quality stable to improving on that front, as we’ve talked about in the past, we have a very robust loan review process, and we’d like to think we don’t get too many surprises. And right now, we feel like we’ve got a good handle on those that are outstanding and I would argue, resolving in a relatively positive way to what I would have expected 3 months ago. So we continue to feel pretty good where we are.

Brian Joseph Martin
Janney Montgomery Scott LLC, Research Division

Got you. And then maybe just -- I’m sorry, one last one, if I could. Just on the capital levels. Clearly, you talked about the buyback, Tony, and obviously, the deal this quarter. Just what are the capital priorities here as we kind of look into the next couple of quarters?Is this just kind of rebuilding at this point post deal and getting the deal integrated? Or is there more M&A? Is there a buyback? Just how are you thinking about higher level, just kind of the capital levels here?

Anthony V. Cosentino
Executive VP & CFO

Yes. I mean, obviously, capital levels moved down slightly. I think we still feel very good at that CET1 level, 12-plus. So I do think the buyback is still viable. I don’t anticipate us doing anything different to our dividend policy, as Mark indicated, we’ll continue to move that higher as the years go on. But I do think, generally, earnings and I think the improvement in AOCI generally and the forward curve is going to drive our capital levels stable to higher.

Brian Joseph Martin
Janney Montgomery Scott LLC, Research Division

Perfect, okay. It seems like a good report and good outlook here. So best of luck the rest of the year, and we’ll talk to you next quarter.

Operator

[Operator Instructions] We have no further questions at this time. I would like to turn the conference back over to Mark Klein for any closing remarks.

Mark A. Klein
Chairman, President & CEO

Thank you, sir. Once again, thanks for joining us this morning. We look forward to speaking with you in July and reporting on our second quarter of 2025 results. Thanks for joining. Goodbye.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.